Exhibit 99.1

cbdMD, Inc. Regains Compliance with NYSE American Listing Standards

CHARLOTTE, N.C., Dec. 8, 2025 /PRNewswire/ -- cbdMD, Inc. (NYSE American: YCBD), a leading innovator in wellness and hemp-derived products, is pleased to announce that it has regained full compliance with the continued listing standards of the NYSE American. As a result, the ".BC" indicator has been removed from the list of noncompliant issuers effective at the open of trading, December 8, 2025.

The NYSE American formally notified the Company in a letter dated December 5, 2025, confirming that cbdMD has resolved all deficiencies related to Sections 1003(a)(i) and (ii) of the NYSE American Company Guide.

"We are excited to share this important news with our shareholders, partners, and team. Preserving our NYSE American listing was a critical achievement and reflects the tremendous work completed this year to strengthen our balance sheet and position the Company for sustainable growth," said Ronan Kennedy, cbdMD's CEO. "We believe our successful Series A Preferred share conversion in May and capital raise completed in September were essential components of our compliance strategy and demonstrated the commitment of our investors and stakeholders to cbdMD's long-term vision. We appreciate the NYSE American for their constructive engagement throughout this process, and we look forward to continuing to build long-term value for our shareholders as we move ahead."

The Company will remain subject to NYSE American's continued listing monitoring procedures and remains committed to maintaining strong financial discipline and governance going forward.

For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission on December 8, 2025.

About cbdMD, Inc.

cbdMD, Inc. is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, CBD products, and an array of Farm Act compliant Delta 9 products. Our Paw CBD brand of pet products includes veterinarian-formulated products, our Herbal Oasis THC Seltzer brand and our ATRx brand of natural functional mushroom support. To learn more about cbdMD and our comprehensive line of U.S. grown hemp products as well as our other brands, please visit www.cbdmd.com , www.pawcbd.com, www.herbaloasis.com, or ATRxlabs.com , follow cbdMD on Instagram and Facebook, or visit one of the thousands of retail outlets that carry cbdMD's products.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements reflect management's current expectations and assumptions regarding future events and performance, and they involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements due to various factors, including but not limited to compliance with continued NYSE American listing requirements and risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Contact Information:

cbdMD, Inc.

Ronan Kennedy

Chief Executive Officer and Chief Financial Officer

IR@cbdmd.com

(704) 445-3064

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SOURCE cbdMD, Inc.